Exhibit 99.1

RLI ANNOUNCES hurricane ian loss estimates

PEORIA, ILLINOIS, October 14, 2022 -- RLI Corp. (NYSE: RLI) – RLI Corp. (RLI) announced today an estimated range of pretax catastrophe losses from Hurricane Ian of $38.0 million to $42.0 million, to be reflected in the third quarter of 2022. This range is net of reinsurance and subject to change due to the complexity of the claims and preliminary nature of the information currently available.

RLI Corp. will release its third quarter 2022 earnings after market close on Wednesday, October 19, 2022. The company will hold its quarterly conference call to discuss third quarter results on Thursday, October 20, 2022 at 10 a.m. CDT. This call is being webcast by Q4 and can be accessed at https://events.q4inc.com/attendee/974954525.

This news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in RLI’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2021.

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 47 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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